Exhibit 5

January 24, 2005

Board of Directors
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702

Ladies and Gentlemen:

     We are acting as special counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed public offering of up to (i) 83,220 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “First City Shares”) may be issued by the Company pursuant to the First City Bank 2000 Stock Option Plan, the First City Bank 1997 Stock Option Plan and the First City Bank 1989 Stock Option Plan (collectively, the “First City Plans”) and (ii) 29,469 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “North American Shares” and, together with the First City Shares, the “Shares”) may be issued by the Company pursuant to The North American Bank and Trust Company Officers’ and Employees’ Stock Option Plan (the “North American Plan” and, together with the First City Plans, the “Plans”). The First City Plans became plans of the Company in connection with the Company’s acquisition of First City Bank on December 3, 2004 and the North American Plan became a plan of the Company in connection with the Company’s acquisition of North American Bank & Trust Company on November 7, 2003. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

Board of Directors
Webster Financial Corporation
January 24, 2005

2.	The Second Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on January 20, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Plans.

5.	Resolutions of the Board of Directors of the Company adopted on April 19, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the Agreement and Plan of Merger by and among the Company, First City Bank and Webster Bank, dated July 16, 2004, and the issuance of the First City Shares.

6.	Resolutions of the Board of Directors of the Company adopted on May 21, 2003 and resolutions of the Executive Committee of the Board of Directors adopted on June 3, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the Agreement and Plan of Merger by and among the Company, North American Bank and Trust Company and Webster Bank, dated June 4, 2003 and the issuance of the North American Shares.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
Webster Financial Corporation
January 24, 2005

     This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “General Corporation Law of the State of Delaware, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that (i) following effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

     This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this opinion and consent, we do not admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.